Exhibit 10.2

January 5, 2009

Todd Johnson

5906 Wedgewood Dr.

Granite Bay, CA 95746

Dear Todd:

We are pleased to offer you the following position with Accelrys Inc. and it is our hope that you will become a part of this exciting and innovative organization. The following will confirm the terms of our offer of employment to you:

Position/Location: You will assume the position of President and CEO reporting directly to Ken Coleman, Chairman of Accelrys’ Board of Directors. This position is located in our San Diego, CA headquarters.

Compensation: Your compensation in the above position will include an annualized base salary of $420,000.00, paid semi-monthly at the rate of $17,500.00 per pay period. In addition, you will be eligible to participate in our Management Incentive Plan designed to allow you to earn up to an additional 100% of your annualized base salary in incentive compensation upon achievement of corporate performance objectives. Your participation in the incentive plan will be structured around quarterly objectives to be approved by Ken Coleman on behalf of the Board of Directors and it will be pro-rated for your tenure with Accelrys.

Employment and Benefits: As an employee of Accelrys Inc., you will participate in our comprehensive employee benefits package. Accelrys is committed to maintaining a competitive position in the employment marketplace and in doing so makes available to you the standard employee benefits package provided to US-based employees. This will include, but is not limited to, health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits.

It is understood that this offer of employment, its acceptance, or the maintenance of human resources policies, procedures, and benefits do not create a contract of employment for a specified term or guarantee of specific benefits and that, moreover, this role is an interim position while Accelrys commences a search for a President and CEO. Thus, this position is not for a specific term and can be terminated by you or by Accelrys Inc. at any time for any reason, with or without cause upon one months’ notice.

This letter supersedes any prior or contrary representations that may have been made by Accelrys Inc. Upon acceptance of this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and the Vice President of Human Resources.

Commuting Terms: Accelrys Inc. will agree to pay for reasonable and customary expenses associated with your commute to the San Diego area upon your acceptance of this offer and commencement of your employment with us.

Confidentiality: Due to the nature of your responsibilities, you will be required to execute and be bound by the Company’s Invention and Non-Disclosure Agreement (“the Agreement”) effective upon your commencement of employment with the company.

Proposed Start Date: We would appreciate your signed acceptance of this offer no later than 9:00 am on 1/6/09 with a start date to follow on 1/7/09.

This offer is subject to your submission of an I-9 form, to satisfactory completion of Accelrys’ background check and satisfactory documentation with respect to your identification, and right to work in the United States.

We look forward to your joining the Accelrys Inc. team and your involvement in what we are confident represents a professionally rewarding venture.

Accelrys Inc.

By:	/s/ Judith Ohrn Hicks
Judith Ohrn Hicks
Vice President, Human Resources

Accepted by:

/s/ Todd Johnson
Todd Johnson

Start Date: